UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                            Frisby Technologies Inc.
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                                (Name of Issuer)

                                     Common
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                         (Title of Class of Securities)

                                    358743102
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                                 (CUSIP Number)

                                December 31, 2002
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              Date of Event which Requires Filing of this Statement

            Check the appropriate box to designate the rule pursuant
                        to which this Schedule is filed:

                               [ ] Rule 13d - 1(b)
                               [X] Rule 13d - 1(c)
                               [ ] Rule 13d - 1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                  SCHEDULE 13G

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CUSIP No.  358743102                              Page   2    of     6    Pages
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1         NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Jean S. Moore

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2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a)
                                                                             (b)
          Not Applicable

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3         SEC USE ONLY


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4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

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                             5      SOLE VOTING POWER

         NUMBER OF                  530,700
          SHARES             ---------------------------------------------------
       BENEFICIALLY          6      SHARED VOTING POWER
         OWNED BY                   0
           EACH
         REPORTING           ---------------------------------------------------
          PERSON             7      SOLE DISPOSITIVE POWER
           WITH
                                    530,700
                             ---------------------------------------------------
                             8      SHARED DISPOSITIVE POWER
                                    0

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9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          530,700

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10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

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11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.95%

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12        TYPE OF REPORTING PERSON*

          Individual

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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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CUSIP No.  358743102                              Page   3    of     6    Pages
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Item 1            (a)      Name of Issuer:
------                     --------------

                  Frisby Technologies Inc.

                  (b) Address of Issuer's Principal Executive Offices:
                      -----------------------------------------------

                  3195 Centre Park Boulevard
                  Winston-Salem, North Carolina  27107

Item 2:           Name, Address and Citizenship of the Person Filing:
------            --------------------------------------------------

                  This statement is being filed by Jean S. Moore an individual and citizen of the United States whose address is 1419 Janney's Lane, Alexandria, VA 22302.

                  (d) Title of Class of Securities:
                      ----------------------------

                  Common

                  (e) Cusip No.
                      --------

                  358743102

Item 3:           If this statement is filed pursuant to ss.ss.240.13d-1(b/
------            or 240.13d-2(b) or (c), check whether the person filing is a:

                  Not applicable.


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CUSIP No.  358743102                              Page   4    of     6    Pages
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Item 4:           Ownership:
------            ---------

                  As of December 31, 2002 Jean S. Moore beneficially owned in the aggregate the following:

                  (a) Amount Beneficially Owned:

                      530,000

                  (b) Percent of class:

                      5.95%

                  (c) Number of shares to which such persons have:

                      (i)   Sole power to vote or to direct the vote:

                            530,000

                      (ii)  Shared power to vote or to direct the vote:

                            0

                      (iii) Sole power to dispose or to direct the
                            disposition of:

                            530,000

                      (iv) Shared power to dispose or to direct the disposition of:

                            0

Item 5:           Ownership of Five Percent or Less of Class:
------            ------------------------------------------

                  Not applicable.


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CUSIP No.  358743102                              Page   5    of     6    Pages
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Item 6:           Ownership of More than Five Percent on Behalf of Another
------            --------------------------------------------------------
                  Person:
                  ------

                  Not applicable.

Item 7:           Identification and Classification of the Subsidiary Which
------            ---------------------------------------------------------
                  Acquired the Security Being Reported on By the Parent Holding
                  -------------------------------------------------------------
                  Company:
                  -------

                  Not applicable.

Item 8:           Identification and Classification of Members of the Group:
------            ---------------------------------------------------------

                  Not applicable.

Item 9:           Notice of Dissolution of Group:
                  ------------------------------

                  Not applicable.


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CUSIP No.  358743102                              Page   6    of     6    Pages
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Item 10:          Certification:
-------           -------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

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Date

/s/ Jean S. Moore
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Jean S. Moore